FOR IMMEDIATE RELEASE                             EXHIBIT 1

                  ANNTAYLOR STORES CORPORATION CHAIRMAN RESIGNS
             Spainhour Elected Chairman and Chief Executive Officer

               NEW YORK, NY. August 23, 1996 -- Sally Frame Kasaks has resigned as Chairman and Chief Executive Officer and a Director of AnnTaylor Stores Corporation (NYSE: ANN), the company announced today. The company also announced the election of J. Patrick Spainhour, currently Ann Taylor's President and Chief Operating Officer, as Chairman of the Board and Chief Executive Officer.

               "We are grateful to Sally Frame Kasaks for her extraordinary contributions to Ann Taylor over the last 4-1/2 years since rejoining the company as Chief Executive Officer," said Gerald S. Armstrong, an Ann Taylor director. "She reestablished the Ann Taylor brand while significantly expanding the company's product offerings and geographic reach."

               Since joining Ann Taylor in February 1996, Mr. Spainhour has been responsible for overseeing business operations including finance, information systems, logistics, human resources, store planning and real estate. He has also been responsible for worldwide sourcing for the company, which includes the planned integration of certain assets of Cygne Designs, Inc. and Ann Taylor's joint venture with Cygne, known as CAT, into a new sourcing division of the company.

               Mr. Spainhour commented, "Ann Taylor is a marvelous company with a strong and talented management team. I look forward to working with this team and the dedicated associates in our stores to continue to provide a superb product and excellent service to our customers." Mr. Spainhour also said, "I look forward to working closely with the Board over the coming weeks in accomplishing our first priority, which is to attract a proven merchant as President of Ann Taylor. This search will start immediately."

               Ann Taylor is one of the country's leading women's specialty retailers, operating 306 stores in 40 states and the District of Columbia.

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          Contact:  Jocelyn Barandiaran
                    Investor Relations
                    (212) 541-3226